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E-Filed

Colorado Secretary of State
Date and Time: 06/15/2011 05:11 PM
ID Number: 19981121019

Document number: 20111342172
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19981121019

1. Entity name: WIZZARD SOFTWARE CORPORATION

(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ____________________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:

☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________________ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ____________________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Spencer	Christopher	J.	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

5001 Baum Blvd.
(Street name and number or Post Office information)
Suite 770

Pittsburgh	PA	15213
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ *and include an attachment stating the name and address of such individuals.)*

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ATTACHMENT TO ARTICLES OF AMENDMENT OF

WIZZARD SOFTWARE CORPORATION

The undersigned President of Wizzard Software Corporation, a Colorado corporation (the "Corporation"), does hereby certify as follows:

FIRST: The name of the corporation is Wizzard Software Corporation.

SECOND: Article V of the Corporation's Articles of Incorporation is being amended for the sole purpose of changing the number of authorized shares of the Corporation's common stock from 100,000,000 shares to 200,000,000 shares, with the par value to remain at $0.001 per share. Accordingly, the text of Article V, Subsection (a) of the Corporation's Articles of Incorporation is hereby amended to read as follows:

ARTICLE V
Stock

(a) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 200,000,000 shares at a par value of $0.001 per share. All stock when issued shall be fully paid and non-assessable, shall be of the same class and have the same rights and preferences.

No holder of shares of common stock of the Corporation shall be entitled, as such, to any pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or thereafter be authorized to issue.

Each share of common stock shall be entitled to one vote at any stockholders meeting, either in person or by proxy. Cumulative voting in elections of Directors and all other matters brought before stockholder meetings, whether they be annual or special, shall not be permitted.

(b) The provisions of subparagraph (b) regarding preferred stock shall remain in full force and effect.

The foregoing amendment to the Corporation's Articles of Incorporation was adopted by the Board of Directors and by common stockholders at a meeting called and held on the 15th day of June, 2011. Of the 89,776,359 common shares outstanding, 53,903,633 voted in favor of the amendment, with 15,271,935 voting against, 314,536 abstaining, and no broker non-votes.

IN WITNESS WHEREOF, I, Christopher J. Spencer, the President of the Corporation, have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 15th day of June, 2011.

WIZZARD SOFTWARE CORPORATION

By ______________________
Christopher J. Spencer, President